Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 8

(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

1,186,494 SHARES OF COMMON STOCK(1)

This Prospectus Supplement No. 8 supplements and amends the Prospectus dated January 27, 2000, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

Name	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange (2) (3)	Common Stock Beneficially Owned Following the Exchange (1)(2)(3)(4)	Common Stock Offered Hereby(1)(3)	Common Stock Beneficially Owned Following the Offering (1) (2)(3)(5) (6)
				Shares	Percent
Merrill Lynch Bank USA (3)	501,511	2,049,752	810,642	0	*

*	Represents less than 1% of the total outstanding shares of our common stock.
(1)	Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of Health Care Property Investors, Inc. (the “Corporation”) common stock that was paid immediately after the close of business on March 1, 2004 to holders of record of the common stock of the Corporation at the close of business on February 4, 2004.
(2)	Based on information provided to us by the holder of non-managing member units as of March 31, 2005.
(3)	Pursuant to two Loan Management Account Agreements both dated as of March 1, 2005, one agreement among Merrill Lynch Bank USA, Gardner Property Holdings, L.C., and certain affiliates of Gardner Property Holdings, L.C., and another agreement among Merrill Lynch Bank USA, The Boyer Company, L.C., and certain affiliates of The Boyer Company, L.C., non-managing member units of HCPI/Utah, LLC convertible into 810,642 shares of the Corporation’s common stock owned by certain selling holders listed in the Prospectus have been pledged to Merrill Lynch Bank USA as security for loans to Gardner Property Holdings, L.C. and The Boyer Company, L.C. Upon default or demand under either of the loans, Merrill Lynch Bank USA may be entitled to exchange the pledged units for the Corporation’s common stock and become a selling holder in the Prospectus. Merrill Lynch Bank USA does not own of record any non-managing member units of HCPI/Utah, LLC as of the date of this Prospectus Supplement.

(4)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC and HCPI/Utah II, LLC beneficially owned by it for shares of the Corporation’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.
(5)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC beneficially owned by it for shares of the Corporation’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.
(6)	Contemplates the sale of all of the common stock offered hereby and includes the sale of (i) 818,220 shares of common stock offered pursuant to Prospectus Supplement No. 9, Registration No. (333-99067), (ii) 192,380 shares of common stock offered pursuant to Prospectus Supplement No. 4, Registration No. (333-99063), and (iii) 228,510 shares of common stock offered pursuant to Prospectus Supplement No. 1, Registration No. (333-122456), all of which were filed with the Securities and Exchange Commission on April 1, 2005.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 1, 2005.